Exhibit 99.1
P.O. Box 25099 ~ Richmond, VA 23260 ~ Phone: (804) 359-9311 ~ Fax: (804) 254-3584
______________________________________________________________________________________________________
P R E S S R E L E A S E

CONTACT:	Candace C. Formacek	RELEASE:	4:16 p.m. ET
Phone: (804) 359-9311
Fax: (804) 254-3584
Email: investor@universalleaf.com
Universal Corporation Reports First Quarter Results
Richmond, VA August 5, 2020/ PRNEWSWIRE
___________________________________________________________________________________

George C. Freeman, III, Chairman, President, and Chief Executive Officer of Universal Corporation (NYSE:UVV), reported net income of $7.3 million, or $0.29 per diluted share, for the first quarter of fiscal year 2021, which ended on June 30, 2020. Those results were up $5.2 million compared with net income of $2.1 million, or $0.08 per diluted share, for the first quarter of fiscal year 2020. Excluding certain non-recurring items, detailed in Other Items below, net income and diluted earnings per share declined by $4.3 million and $0.17, respectively, for the quarter ended June 30, 2020, compared to the quarter ended June 30, 2019. Operating income of $8.5 million for the quarter ended June 30, 2020, increased by $1.0 million, compared to operating income of $7.5 million for the quarter ended June 30, 2019. Segment operating income was $4.3 million for the first quarter of fiscal year 2021, down $3.2 million compared to the same period last fiscal year, mainly as a result of earnings declines in the Other Regions and Other Tobacco Operations segments. Revenues of $315.8 million for the quarter ended June 30, 2020, increased by $18.9 million, or 6%, on higher total sales volumes, offset in part by lower sales and leaf prices as well as a less favorable mix.

Mr. Freeman stated, “Our fiscal year 2021 is off to a slow but respectable start as nearly all of our origins continue to make good progress moving through their various tobacco growing and processing activities. The first fiscal quarter is generally the weakest of our fiscal year given seasonal timing. This fiscal year, as a result of the COVID-19 pandemic (“COVID”), we are also experiencing later openings of the tobacco buying seasons and slower processing due to social distancing and other local government safety requirements. We have also had some slower receipts of customer shipping instructions and orders. However, to date we have not seen a material impact to our supply chain or seasonal planting or harvesting requirements.

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Universal Corporation

“Despite COVID related slowdowns, tobacco volumes in the first quarter of fiscal year 2021 exceeded those of the first quarter of fiscal year 2020. Volumes shipped out of Brazil in the quarter ended June 30, 2020, included inventory that had been uncommitted at March 31, 2020, reducing our overall uncommitted inventory levels. As of June 30, 2020, our uncommitted inventory levels had declined significantly from fiscal year end 2020 levels, and at 20.5%, are now just outside our target range. A large portion of the shipped Brazilian volume, however, was lower margin carryover crop which impacted results for the quarter. Results for the quarter ended June 30, 2020, were also impacted by several non-recurring items, including an adjustment to a contingent consideration for the acquisition of FruitSmart, interest expense associated with a disputed foreign tax matter, and an income tax benefit from issuance of final tax regulations for dividends paid by foreign subsidiaries.

“We have seen some reductions in projected global crop sizes for both burley and flue-cured tobaccos for crop year 2020. We believe that these reflect a positive adjustment to market conditions and that burley tobacco remains in a balanced supply position and that flue-cured tobacco is now in a slight oversupply position. We are also continuing to see very strong demand for natural wrapper tobaccos.

“We are prudently monitoring COVID developments around the world, and are projecting that our sales volumes for fiscal year 2021 will be weighted to the back half of the fiscal year in part due to COVID related processing slowdowns and later customer mandated shipment timing. We also have experienced some increased volatility in foreign currency rates, which we believe is related to the uncertainties from COVID.

“I am very proud of the success we continue to achieve while operating safely in more than 30 countries around the world during a time of unprecedented and disparate challenges. I believe our commitment to strong local management in our key operating areas has enabled us to react quickly and effectively to these new conditions. Our business is also built on relationships. Having these strong relationships with our customers and suppliers has allowed us to make the new remote interactions work well. I am very pleased and thankful for the hard work of our employees and the continued support of our customers, growers, and other partners during these challenging times.

“As we move forward in fiscal year 2021, we are focused on keeping our employees safe and running our business efficiently while positioning both our tobacco and non-tobacco businesses for future success. As part of our capital allocation strategy, we have made and will continue to explore disciplined investments in both tobacco opportunities and non-tobacco businesses that we believe will be able to deliver shareholder value.”

FLUE-CURED AND BURLEY LEAF TOBACCO OPERATIONS:
OTHER REGIONS:

The Other Regions segment operating loss of $4.3 million for the quarter ended June 30, 2020, was $0.5 million greater than the prior year’s first fiscal quarter operating loss of $3.8 million. Although volumes in Brazil increased in the first quarter of fiscal year 2021, a large portion of the sales consisted of previously uncommitted inventories of lower margin carryover crop tobacco. In addition, some volumes in Brazil that were expected to be shipped in the quarter ended June 30, 2020, were delayed on limited vessel availability at the port due to COVID. For the first quarter of fiscal year 2021, lower results in Brazil were partially offset by increases in Asia, largely due to higher volumes in the Philippines, and higher volumes in Africa on carryover crop shipments delayed into the first quarter of fiscal 2021, compared to the same quarter in the prior fiscal year. Selling, general and administrative costs for the segment were slightly lower in the

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Universal Corporation

quarter ended June 30, 2020, as unfavorable foreign remeasurement comparisons, mainly in Mozambique, were offset by other declines in expenses including lower travel costs, compared to the same period in the prior fiscal year. Revenues for the Other Regions segment of $204.7 million for the quarter ended June 30, 2020, were up $2.7 million compared to the quarter ended June 30, 2019, on higher volumes offset in part by lower sales and leaf prices and processing revenues.

NORTH AMERICA:
Operating income for the North America segment for the quarter ended June 30, 2020, of $1.0 million was flat compared to the quarter ended June 30, 2019, as higher carryover volumes from the United States and lower expenses in Mexico due to timing, offset lower processing volumes in Guatemala in part due to delays resulting from COVID restrictions. Selling, general, and administrative costs for the North America segment were flat, compared to the prior year’s first fiscal quarter. Revenues for this segment increased by $12.3 million to $39.9 million for the quarter ended June 30, 2020, compared to the same period in the prior fiscal year, on higher carryover crop volumes at lower sales and leaf prices as well as a more favorable product mix.

OTHER TOBACCO OPERATIONS:
The Other Tobacco Operations segment operating income of $7.6 million for the first quarter of fiscal year 2021 reflected a decrease of $2.9 million, compared to operating income of $10.5 million for this segment in the same period last year. Results from our dark tobacco operations were lower on reduced volumes in part due to delays from COVID and lower costs in the prior year. In the quarter ended June 30, 2020, results for the oriental joint venture were flat, and operating income for the segment benefited from the acquisition in January 2020 of FruitSmart, our new fruit and vegetable processing business, compared to the same quarter last fiscal year. Selling, general, and administrative costs for the segment were down compared with the prior year's first fiscal quarter mainly due to favorable foreign currency remeasurement comparisons, primarily in Indonesia, offset in part by the addition of costs for the new FruitSmart business. Revenues for this segment increased by $4.0 million to $71.2 million for the quarter ended June 30, 2020, compared to the same period in the prior fiscal year, on the addition of our FruitSmart business partially offset by lower dark tobacco sales.

OTHER ITEMS:
Cost of goods sold in the quarter ended June 30, 2020, of $262.0 million increased by about 10% compared with the same period last year, as a result of higher sales volumes coupled with a less favorable mix. Interest expense for the quarter ended June 30, 2020, increased by $2.8 million to $6.8 million, compared with the same quarter in the prior year, largely on a non-recurring interest expense item associated with an uncertain tax matter at a foreign subsidiary. Selling, general, and administrative costs for the first quarter of fiscal year 2021 decreased by $1.7 million to $49.4 million compared with the same period in the prior year, as benefits from positive net foreign currency remeasurement and exchange variances, primarily in Indonesia, and lower travel costs, were offset in part by selling, general, and administrative costs for the FruitSmart business acquired in in the fourth quarter of fiscal year 2020.

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Universal Corporation

The following tables set forth certain non-recurring items included in reported results to reconcile adjusted operating income to consolidated operating income and adjusted net income to net income attributable to Universal Corporation:

Adjusted Operating Income Reconciliation
	Three Months Ended June 30,
(in millions)	2020	2019
As Reported: Consolidated operating income	$8,528	$7,514
Fair value adjustment to contingent consideration for FruitSmart acquisition(1)	(4,173)	—
Adjusted operating income	$4,355	$7,514

Adjusted Net Income and Diluted Earnings Per Share
	Three Months Ended June 30,
(in millions and reported net of income taxes)	2020	2019
As Reported: Net income available to Universal Corporation	$7,274	$2,072
Fair value adjustment to contingent consideration for FruitSmart acquisition(1)	(4,173)	—
Interest expense related to an uncertain tax matter at a foreign subsidiary	1,849	—
Income tax benefit from dividend withholding tax liability reversal(2)	(4,421)	—
Income tax settlement for a foreign subsidiary(3)	—	2,766
Adjusted Net income available to Universal Corporation	$529	$4,838

As reported: Diluted earnings per share	$0.29	$0.08
As adjusted: Diluted earnings per share	$0.02	$0.19

(1)
The Company reversed a portion of the contingent consideration liability for the FruitSmart, Inc. acquisition, as a result of forecasted performance metrics that are not expected to meet the required threshold stipulated in the purchase agreement.

(2)	The Company recognized an income tax benefit for final U.S. tax regulations on certain dividends paid by foreign subsidiaries in a prior fiscal year.

(3)	During the 1st quarter of fiscal year 2020, the Company recognized an income tax settlement charge related to operations at a foreign subsidiary.

For the three months ended June 30, 2020, the Company reported a net tax benefit on pretax earnings of $5.0 million, mainly due to a $4.4 million benefit for final tax regulations issued in the quarter regarding the treatment of dividends paid by foreign subsidiaries. Without this benefit, income taxes for the quarter ended June 30, 2020, would have been a benefit of approximately $0.6 million. For the three months ended June 30, 2019, the Company’s income tax expense of $4.3 million included a $2.8 million net tax accrual for a tax settlement at a foreign subsidiary. Without the tax settlement charge, income taxes for the quarter ended June 30, 2019, would have been approximately $1.5 million, or a consolidated effective tax rate of approximately 29%.

COVID-19 Pandemic Impact

On March 11, 2020, the World Health Organization declared COVID-19 a pandemic. Foreign governmental organizations and governmental organizations in the United States have taken various actions to combat the spread of COVID, including imposing stay-at-home orders and closing “non-essential” businesses and their operations. We continue to closely monitor developments related to the ongoing COVID

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Universal Corporation

pandemic and have taken and continue to take steps intended to mitigate the potential risks to us. It is paramount that our employees who operate our businesses are safe and informed. We have assessed and regularly update our existing business continuity plans for our business in the context of this pandemic. For example, we have taken precautions with regard to employee and facility hygiene, imposed travel limitations on our employees, directed certain employee groups to work remotely whenever possible, and we continue to assess protocols designed to protect our employees, customers and the public.

We continue to work with our suppliers to mitigate the impacts to our supply chain due to the ongoing pandemic. To date, we have not experienced a material impact to our supply chain. Since March 2020, we have at times experienced increased volatility in foreign currency exchange rates, which we believe is in part related to the continued uncertainties from COVID, as well as actions taken by governments and central banks in response to COVID. We expect continued volatility in foreign currency exchange rates during fiscal year 2021, though we cannot reasonably estimate the duration or extent of that volatility.

We continue to monitor the impacts of COVID, which include slower processing of our products due to controlled staffing in our facilities that could lead to later timing of shipments to our customers. We currently have sufficient liquidity to meet our current obligations and business operations remain fundamentally unchanged other than shipping delays, which could impact quarterly comparisons. This is, however, a rapidly evolving situation, and we cannot predict the extent or duration of the ongoing COVID pandemic, the effects of it on the global, national or local economy, including the impacts on our ability to access capital, or its effects on our business, financial position, results of operations, and cash flows. We continue to monitor developments affecting our employees, customers and operations and will take additional steps to address the spread of COVID and its impacts, as necessary.

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Universal Corporation

Additional information
Amounts described as net income (loss) and earnings (loss) per diluted share in the previous discussion are attributable to Universal Corporation and exclude earnings related to non-controlling interests in subsidiaries. Adjusted operating income (loss), adjusted net income (loss) attributable to Universal Corporation, adjusted diluted earnings (loss) per share, and the total for segment operating income (loss) referred to in this discussion are non-GAAP financial measures. These measures are not financial measures calculated in accordance with GAAP and should not be considered as substitutes for operating income (loss), net income (loss) attributable to Universal Corporation, diluted earnings (loss) per share, cash from operating activities or any other operating or financial performance measure calculated in accordance with GAAP, and may not be comparable to similarly-titled measures reported by other companies. A reconciliation of adjusted operating income (loss) to consolidated operating (income), adjusted net income (loss) attributable to Universal Corporation to consolidated net income (loss) attributable to Universal Corporation and adjusted diluted earnings (loss) per share to diluted earnings (loss) per share are provided in Other Items above. In addition, we have provided a reconciliation of the total for segment operating income (loss) to consolidated operating income (loss) in Note 3. "Operating Segments" to the consolidated financial statements. Management evaluates the consolidated Company and segment performance excluding certain significant charges or credits. We believe these non-GAAP financial measures, which exclude items that we believe are not indicative of our core operating results, provide investors with important information that is useful in understanding our business results and trends.

This release includes “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. The Company cautions readers that any statements contained herein regarding financial condition, results of operation, and future business plans, operations, opportunities, and prospects for its performance are forward-looking statements based upon management’s current knowledge and assumptions about future events, and involve risks and uncertainties that could cause actual results, performance, or achievements to be materially different from any anticipated results, prospects, performance, or achievements expressed or implied by such forward-looking statements. Such risks and uncertainties include, but are not limited to, impacts of the ongoing COVID-19 pandemic; integration of FruitSmart and the impact of the FruitSmart acquisition on future results; product purchased not meeting quality and quantity requirements; reliance on a few large customers; its ability to maintain effective information technology systems and safeguard confidential information; anticipated levels of demand for and supply of its products and services; costs incurred in providing these products and services; timing of shipments to customers; changes in market structure; government regulation; product taxation; industry consolidation and evolution; changes in exchange rates and interest rates; impacts of regulation and litigation on its customers; industry-specific risks related to its food ingredient business; exposure to certain regulatory and financial risks related to climate change; changes in estimates and assumptions underlying its critical accounting policies; the promulgation and adoption of new accounting standards, new government regulations and interpretation of existing standards and regulations; and general economic, political, market, and weather conditions. Actual results, therefore, could vary from those expected. A further list and description of these risks, uncertainties, and other factors can be found in the Company's Annual Report on Form 10-K for the fiscal year ended March 31, 2020, and in other documents the Company files with the Securities and Exchange Commission. This information should be read in conjunction with the Annual Report on Form 10-K for the year ended March 31, 2020, and the Form 10-Q for the most recently ended fiscal quarter. The Company cautions investors not to place undue reliance on any forward-looking statements as these statements speak only as of the date when made, and it undertakes no obligation to update any forward-looking statements made.

At 5:00 p.m. (Eastern Time) on August 5, 2020, the Company will host a conference call to discuss these results. Those wishing to listen to the call may do so by visiting www.universalcorp.com at that time. A replay of the webcast will be available at that site through November 5, 2020. A taped replay of the call will be available through August 19, 2020, by dialing (855) 859-2056. The confirmation number to access the replay is 2771816.

Universal Corporation (NYSE: UVV), headquartered in Richmond, Virginia, sources, processes, and supplies agri-products. Tobacco has been our principal focus since our founding in 1918, and we are the leading global leaf tobacco supplier. We conduct business in more than 30 countries on five continents. Our revenues for the fiscal year ended March 31, 2020, were $1.9 billion. For more information on Universal Corporation, visit our website at www.universalcorp.com.

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Universal Corporation

UNIVERSAL CORPORATION
CONSOLIDATED STATEMENTS OF INCOME
(in thousands of dollars, except per share data)

	Three Months Ended June 30,
	2020	2019
	(Unaudited)
Sales and other operating revenues	$315,811	$296,915
Costs and expenses
Cost of goods sold	262,046	238,265
Selling, general and administrative expenses	49,410	51,136
Other income	(4,173)	—
Operating income	8,528	7,514
Equity in pretax earnings (loss) of unconsolidated affiliates	(7)	40
Other non-operating income (expense)	(18)	627
Interest income	159	1,008
Interest expense	6,810	4,028
Income before income taxes and other items	1,852	5,161
Income taxes	(5,048)	4,266
Net income	6,900	895
Less: net loss (income) attributable to noncontrolling interests in subsidiaries	374	1,177
Net income attributable to Universal Corporation	$7,274	$2,072

Earnings per share:
Basic	$0.30	$0.08
Diluted	$0.29	$0.08

See accompanying notes.

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Universal Corporation

UNIVERSAL CORPORATION
CONSOLIDATED BALANCE SHEETS
(in thousands of dollars)

	June 30,	June 30,	March 31,
	2020	2019	2020
	(Unaudited)	(Unaudited)
ASSETS
Current assets
Cash and cash equivalents	$100,015	$167,996	$107,430
Accounts receivable, net	222,162	217,905	340,711
Advances to suppliers, net	65,221	80,032	133,778
Accounts receivable—unconsolidated affiliates	32,827	63,388	11,483
Inventories—at lower of cost or net realizable value:
Tobacco	858,940	898,409	707,298
Other	104,399	77,654	99,275
Prepaid income taxes	13,426	20,985	12,144
Other current assets	65,675	75,689	67,498
Total current assets	1,462,665	1,602,058	1,479,617

Property, plant and equipment
Land	21,454	22,785	21,376
Buildings	258,306	262,688	256,488
Machinery and equipment	644,092	611,209	634,395
	923,852	896,682	912,259
Less accumulated depreciation	(608,173)	(597,257)	(597,106)
	315,679	299,425	315,153
Other assets
Operating lease right-of-use assets	37,576	34,472	39,256
Goodwill and other intangibles, net	143,976	98,029	144,687
Investments in unconsolidated affiliates	79,198	80,985	77,543
Deferred income taxes	23,085	15,582	20,954
Other noncurrent assets	44,661	47,333	43,711
	328,496	276,401	326,151

Total assets	$2,106,840	$2,177,884	$2,120,921

See accompanying notes.

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Universal Corporation

UNIVERSAL CORPORATION
CONSOLIDATED BALANCE SHEETS
(in thousands of dollars)

	June 30,	June 30,	March 31,
	2020	2019	2020
	(Unaudited)	(Unaudited)
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Notes payable and overdrafts	$92,758	$73,640	$78,033
Accounts payable and accrued expenses	133,621	179,297	140,202
Accounts payable—unconsolidated affiliates	—	10	55
Customer advances and deposits	10,575	4,397	10,242
Accrued compensation	16,373	23,084	23,710
Income taxes payable	2,359	1,576	5,334
Current portion of operating lease liabilities	9,914	8,938	9,823
Current portion of long-term debt	—	—	—
Total current liabilities	265,600	290,942	267,399

Long-term debt	368,829	368,568	368,764
Pensions and other postretirement benefits	70,473	59,364	70,680
Long-term operating lease liabilities	24,040	23,098	25,893
Other long-term liabilities	75,130	52,387	69,427
Deferred income taxes	24,435	31,447	29,474
Total liabilities	828,507	825,806	831,637

Shareholders’ equity
Universal Corporation:
Preferred stock:
Series A Junior Participating Preferred Stock, no par value, 500,000 shares authorized, none issued or outstanding	—	—	—
Common stock, no par value, 100,000,000 shares authorized 24,488,964 shares issued and outstanding at June 30, 2020 (24,971,489 at June 30, 2019 and 24,421,835 at March 31, 2020)	322,449	325,515	321,502
Retained earnings	1,064,927	1,084,987	1,076,760
Accumulated other comprehensive loss	(151,132)	(100,161)	(151,597)
Total Universal Corporation shareholders' equity	1,236,244	1,310,341	1,246,665
Noncontrolling interests in subsidiaries	42,089	41,737	42,619
Total shareholders' equity	1,278,333	1,352,078	1,289,284

Total liabilities and shareholders' equity	$2,106,840	$2,177,884	$2,120,921

See accompanying notes.

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Universal Corporation

UNIVERSAL CORPORATION
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands of dollars)

	Three Months Ended June 30,
	2020	2019
	(Unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$6,900	$895
Adjustments to reconcile net income to net cash used by operating activities:
Depreciation and amortization	10,105	9,067
Net provision for losses (recoveries) on advances and guaranteed loans to suppliers	57	(165)
Foreign currency remeasurement (gain) loss, net	(4,691)	(1,497)
Foreign currency exchange contracts	(13,951)	733
Restructuring payments	(2,937)	—
Change in estimated fair value of contingent consideration for FruitSmart acquisition	(4,173)	—
Other, net	(3,350)	3,047
Changes in operating assets and liabilities, net	12,087	(128,819)
Net cash provided (used) by operating activities	47	(116,739)

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of property, plant and equipment	(8,386)	(5,679)
Proceeds from sale of property, plant and equipment	218	226
Net cash used by investing activities	(8,168)	(5,453)

CASH FLOWS FROM FINANCING ACTIVITIES:
Issuance of short-term debt, net	20,688	19,257
Repurchase of common stock	—	(5,214)
Dividends paid on common stock	(18,567)	(18,742)
Other	(1,930)	(2,883)
Net cash provided (used) by financing activities	191	(7,582)

Effect of exchange rate changes on cash	515	214
Net decrease in cash and cash equivalents	(7,415)	(129,560)
Cash and cash equivalents at beginning of year	107,430	297,556

Cash and cash equivalents at end of period	$100,015	$167,996
See accompanying notes.

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Universal Corporation

NOTE 1. BASIS OF PRESENTATION

Universal Corporation, which together with its subsidiaries is referred to herein as “Universal” or the “Company,” is the leading global leaf tobacco supplier. Because of the seasonal nature of the Company’s business, the results of operations for any fiscal quarter will not necessarily be indicative of results to be expected for other quarters or a full fiscal year. All adjustments necessary to state fairly the results for the period have been included and were of a normal recurring nature. Certain amounts in prior year statements have been reclassified to conform to the current year presentation. These financial statements should be read in conjunction with the financial statements and notes thereto included in the Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 2020.

NOTE 2.   EARNINGS PER SHARE

The following table sets forth the computation of basic and diluted earnings per share:

	Three Months Ended June 30,
(in thousands, except share and per share data)	2020	2019

Basic Earnings Per Share
Numerator for basic earnings per share
Net income attributable to Universal Corporation	$7,274	$2,072

Denominator for basic earnings per share
Weighted average shares outstanding	24,602,610	25,158,369

Basic earnings per share	$0.30	$0.08

Diluted Earnings Per Share
Numerator for diluted earnings per share
Net income attributable to Universal Corporation	$7,274	$2,072

Denominator for diluted earnings per share:
Weighted average shares outstanding	24,602,610	25,158,369
Effect of dilutive securities
Employee and outside director share-based awards	100,969	125,889
Denominator for diluted earnings per share	24,703,579	25,284,258

Diluted earnings per share	$0.29	$0.08

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Universal Corporation

NOTE 3. SEGMENT INFORMATION

The principal approach used by management to evaluate the Company’s performance is by geographic region, although the dark air-cured and oriental tobacco businesses are each evaluated on the basis of their worldwide operations. The Company evaluates the performance of its segments based on operating income after allocated overhead expenses (excluding significant non-recurring charges or credits), plus equity in the pretax earnings of unconsolidated affiliates.

Operating results for the Company’s reportable segments for each period presented in the consolidated statements of income and comprehensive income were as follows:

	Three Months Ended June 30,
(in thousands of dollars)	2020	2019

SALES AND OTHER OPERATING REVENUES
Flue-Cured and Burley Leaf Tobacco Operations:
North America	$39,916	$27,659
Other Regions (1)	204,733	202,065
Subtotal	244,649	229,724
Other Tobacco Operations (2)	71,162	67,191
Consolidated sales and other operating revenue	$315,811	$296,915

OPERATING INCOME
Flue-Cured and Burley Leaf Tobacco Operations:
North America	$1,042	$890
Other Regions (1)	(4,286)	(3,815)
Subtotal	(3,244)	(2,925)
Other Tobacco Operations (2)	7,592	10,479
Segment operating income	4,348	7,554
Deduct: Equity in pretax (earnings) loss of unconsolidated affiliates (3)	7	(40)
Add: Other income (loss)(4)	4,173	—
Consolidated operating income	$8,528	$7,514

(1)	Includes South America, Africa, Europe, and Asia regions, as well as inter-region eliminations.

(2)
Includes Dark Air-Cured, Special Services (including FruitSmart, Inc.), and Oriental, as well as inter-company eliminations. Sales and other operating revenues for this reportable segment include limited amounts for Oriental because the business is accounted for on the equity method and its financial results consist principally of equity in the pretax earnings (loss) of an unconsolidated affiliates.

(3)
Equity in pretax earnings (loss) of unconsolidated affiliates is included in segment operating income (Other Tobacco Operations segment), but is reported below consolidated operating income and excluded from that total in the consolidated statements of income and comprehensive income.

(4)	Other income represents the reversal of a portion of the contingent consideration liability associated with the acquisition of FruitSmart, Inc.

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